Personal and Confidential

November 13, 2026

Lillian Etzkorn
1787 Sheffield Rd.
Birmingham, MI 48009

Via Email: LEtzkorn@lci1.com

Re: Bonus Agreement

Dear Lillian:

Lippert Components, Inc. (the “Company”), is pleased to offer you the opportunity to earn a cash transaction bonus on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”). References are made to that certain Agreement and Plan of Merger (the “Merger Agreement”), entered into as of June 30, 2026, by and among LCI Industries (“LCI”), Patrick Industries, Inc. (“Planet”), Planet First Merger Sub Inc., a newly formed corporation and a direct wholly owned subsidiary of Planet, and Planet Second Merger Sub LLC, a newly formed limited liability company and a direct wholly owned subsidiary of Planet, pursuant to which LCI, through a series of mergers, will be merged with a subsidiary of Planet (such mergers, the “Mergers” and the closing of the Mergers, the “Closing Date”).

1.Bonus.

(a) Vesting. Subject to the terms and conditions set forth herein, you are eligible to receive a cash transaction and retention bonus equal to $486,675 in the aggregate (the “Bonus”). The Bonus shall vest and become payable as follows: (i) forty percent (40%) of the Bonus (the “Transaction Bonus”) shall vest on the Closing Date or, if the Merger Agreement is terminated prior to the Closing Date in accordance with its terms, upon such termination (the “Initial Vesting Date”), subject to your continued compliance with the Restrictive Covenants (as defined in Section 2 hereof) and your continued employment or service with the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) through the Initial Vesting Date; and (ii) only if the Closing Date occurs, the remaining sixty percent (60%) of the Bonus (the “Retention Bonus”) shall vest on the date that is six (6) months following the Closing Date (the “Final Vesting Date”), subject to your continued compliance with the Restrictive Covenants and your continued employment or service with the Company Group through the Final Vesting Date.

(b) Payment. The Bonus, to the extent vested, shall be paid as follows: (i) the Transaction Bonus shall be paid to you within five (5) days following the Initial Vesting Date; and (ii) the Retention Bonus shall be paid to you within five (5) days following the Final Vesting Date. Each such payment shall in all events be made no later than March 15th of the calendar year immediately following the calendar year in which the applicable portion of the Bonus vests. The Bonus shall be payable through the Company’s payroll system and subject to applicable withholding.

(c) Termination. Upon a termination of your employment or service with any member of the Company Group for any reason or no reason, any unvested portion of the Bonus will be immediately and automatically forfeited as of such date of termination for no consideration therefor. Notwithstanding the foregoing, with respect solely to the Retention Bonus, upon a termination of your employment or service, prior to the Final Vesting Date, by the applicable member of the Company Group without Cause as defined in the LCI Industries Amended 2018 Omnibus Incentive Plan Performance Stock Unit Award Agreement and the LCI Industries Amended 2018 Omnibus Incentive Plan Restrictive Stock Unit Award Agreement (“Award Agreements”) or for Good Reason (each as defined in your Employment Agreement) (collectively, a “Qualifying Termination”), the Company, in its sole discretion, may elect to provide you with the Retention Bonus, payable within sixty (60) days following the date of the Qualifying Termination, subject to your (x) continued compliance with the Restrictive Covenants and (y) timely execution, delivery, and non‑revocation of a release of claims in favor of the Company Group in a form provided by, and acceptable to, the Company. For the avoidance of doubt, if you experience a Qualifying Termination prior to the Final Vesting Date and the Company does not elect to provide you with the Retention Bonus, you will only be entitled to the Transaction Bonus if such termination is following the Initial Vesting Date, or no portion of the Bonus, if such termination is prior to the Initial Vesting Date.

2. Restrictive Covenants. Your rights with respect to the payment of the Bonus will be expressly conditioned on your affirmation and compliance with the restrictive covenants set forth in the Award Agreements and your Employment Agreement between you and the Company dated as of August 23, 2023 and any other written agreement between you and a member of the Company Group (collectively, the “Restrictive Covenants”). In the event of your breach of any of the Restrictive Covenants, you shall immediately forfeit your right to receive any portion of the Bonus and, if applicable, you shall be required to repay to the Company within thirty (30) days of the date of such breach any portion of the Bonus previously paid to you under this Agreement. The parties hereto acknowledge and incorporate by reference the Restrictive Covenants.

3. Release. Upon payment of the Bonus hereunder, you, on behalf of yourself and your heirs, administrators, successors and assigns shall be deemed, absent manifest error or bad faith by the Company, to have irrevocably and unconditionally released and discharged the Company and its affiliates, divisions, and subsidiaries and their respective successors, assigns and past, present and future managers, officers, employees, equity holders, partners, members, representatives and agents (collectively, the “Released Parties”) from any and all claims in connection with, or in any manner related to or arising under, this Agreement. Notwithstanding anything set forth herein to the contrary, the Released Parties are express third-party beneficiaries of this Agreement and have the right to enforce this Agreement. Further, the Company may, in its sole discretion, determine that, in order for you to be eligible to be paid any portion of the Bonus, in addition to the foregoing, you will be required to timely execute, deliver and not revoke a release of claims in favor of the Company Group, in a form provided by, and acceptable to, the Company.

4. Confidentiality. You hereby agree to keep the terms and conditions of this Agreement strictly confidential, except for disclosures to your immediate family and any tax, legal or other counsel that you have consulted regarding this Agreement, whom you will instruct not to disclose the same, and disclosures specifically authorized or required by law.

5. Withholding Taxes. The applicable member of the Company Group may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

6. No Right to Continued Employment or Service. Nothing in this Agreement will confer upon you any right to continued employment or service with any member of the Company Group (or any of their respective successors) or to interfere in any way with the right of any member of the Company Group (or any of their respective successors) to terminate your employment or service at any time.

7. Other Benefits. The Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company Group, unless such plan or agreement expressly provides otherwise.

8. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Indiana, without reference to rules relating to conflicts of laws. IN ADDITION, YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT THAT YOU OR IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT, OR ACTION OF ANY PARTY HERETO.

9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10. Section 409A. It is intended that this Agreement be exempt from, or comply with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”), and shall be read and construed accordingly. In no event whatsoever shall any member of the Company Group be liable for any additional tax, interest, income inclusion, or other penalty that may be imposed on you by Section 409A or for damages for failing to comply with Section 409A.

11. Non-Assignment; Successors. Other than your rights under this Agreement which are assignable by you to your estate, this Agreement is personal to each of the parties hereto. Except as provided in this Section 11, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto. Any purported assignment or delegation by you in violation of the foregoing will be null and void ab initio and of no force and effect. The Company may assign this Agreement to a person or entity that is an affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the obligations of the Company hereunder.

12. Unfunded Arrangement. Your right to receive payments under this Agreement shall be no greater than the right of an unsecured general creditor. All payments to be made hereunder shall be paid from general assets.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

We appreciate and value your dedicated service to the Company. If you have any questions, please feel free to contact Kelly Stanley at kstanley@lci1.com or Hilary Johnson at hjohnson@lci1.com.

[Signature Page Follows]

Please confirm your agreement to the foregoing by executing this Agreement as indicated below.

Very truly yours,

John A. Sirpilla

By: /s/ John A. Sirpilla
Name: John A. Sirpilla
Title: Interim CEO

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Bonus. I hereby acknowledge that the Bonus is subject in all respects to the terms and conditions of this Agreement, and I hereby confirm my agreement to the same.

/s/ Lillian Etzkorn

Lillian Etzkorn

Dated: 11/13/2026